Exhibit 2.1

PURCHASE AND SALE AGREEMENT

By and

Among

THE SELLERS NAMED HEREIN

AND

NATIONWIDE HEALTH PROPERTIES, INC.

Dated as of October 6, 2005

i

Article VI		16
6.1	Conduct of Business Prior to the Closing	16
6.2	Access to Information	17
6.3	Confidentiality	17
6.4	Regulatory and Other Authorizations, Consents	17
6.5	No Additional Representations or Warranties.	18
6.6	Casualty Losses	18
6.7	Condemnation	18
6.8	Inspections	19
6.11	Public Announcements	21
6.12	Transfer Taxes	21
6.13	Audited 2004 Financial Sheets	21
Article VII		21
7.1	Conditions to Obligations of the Sellers	22
7.2	Conditions to Obligations of the Buyer	22
Article VIII		24
8.1	Termination	24
8.2	Effect of Termination and Right to Proceed	24
8.3	Waiver	25
Article IX		25
9.1	Survival	25
9.2	Indemnification	25
9.3	Procedure for Indemnification	26
9.4	Purchase Price Adjustment	27
9.5	Exclusive Remedy; Mitigation	27
9.6	Subrogation	27
9.7	No Rescission	28
9.8	Fraud	28
Article X		28
10.1	Notices	28
10.2	Public Announcements	29
10.3	Headings	29
10.4	Disclosure Schedules	29
10.5	Disclosure Schedule Supplements	29
10.6	Severability.	30
10.7	Entire Agreement	30
10.8	Assignment.	30
10.9	No Third Party Beneficiaries	30
10.10	Amendment.	30
10.11	Governing Law; Consent to Jurisdiction	30
10.12	Counterparts.	31
10.13	Specific Performance	31
10.14	Interpretation.	31
10.15.	WAIVER OF JURY TRIAL	31
10.16	Expenses.	32
10.17	Joint Effort	32
10.18	Waivers	32

ii

LIST OF SCHEDULES AND EXHIBITS

Schedules

Schedule 1	Sellers and Facilities

Schedule 2	Permitted Encumbrances

Schedule 2.2	Excluded Assets

Schedule 3.2	HUD Amounts

Schedule 3.3	Allocation of Purchase Price

Schedule 4.4	Conflict or Violation

Schedule 4.5	Sellers Consents and Approvals

Schedule 4.6	Liens on Assts

Schedule 4.7	Financial Statements

Schedule 4.8	Absence of Certain Changes or Events

Schedule 4.9	Litigation

Schedule 4.10	Compliance with Laws

Schedule 4.11	Taxes

Schedule 4.12	Compliance with Environmental Laws

Schedule 4.13	Accreditation

Schedule 4.15	Operating Permits; Licenses

Schedule 4.16	Medicare and Medicaid Programs

Schedule 4.17	Real Property

Schedule 4.18	Assumed Liabilities

Schedule 5.4	Buyer Consents and Approvals

iii

Exhibit 2.1

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 6, 2005, by and among Nationwide Health Properties, Inc., a Maryland corporation (the “Buyer”), and those entities listed on Schedule 1 hereto (each a “Seller” and collectively the “Sellers”).

WHEREAS, each Seller listed as such on Schedule 1 hereto (each a “Real Property Entity” and collectively, the “Real Property Entities”) owns the parcel(s) of land and buildings and improvements thereon set forth opposite such Real Property Entity’s name on Schedule 1;

WHEREAS, each Seller listed as such on Schedule 1 hereto (each an “Operating Entity” and collectively, the “Operating Entities”) is the licensed operator of the nursing home or assisted living facility (each a “Facility” and collectively, the “Facilities”) set forth opposite such Operating Entity’s name on Schedule 1; and

WHEREAS, the Sellers desire to sell and Buyer desires to purchase all of the Sellers’ Properties (as defined herein) and the other Acquired Assets (as defined herein) in accordance with and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I

DEFINITIONS

1.1.	Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accreditation Body” shall mean the Joint Commission on Accreditation of Healthcare Organizations and all other non-governmental accreditation entities, if any, by which the Facilities are accredited.

“Acquired Assets” shall have the meaning ascribed thereto in Section 2.1.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” shall mean this Agreement (including all Exhibits and Schedules) as from time to time amended, supplemented or waived from time to time.

“Andover Investment” shall mean the amounts expended by any Seller in connection with the construction at the Facility known as “Wingate at Andover” located in Andover, Massachusetts, as reasonably agreed to by Buyer and Sellers.

“Assumed Liabilities” shall have the meaning ascribed thereto in Section 3.4.

“Assumption Documents” shall mean all instruments, documents and agreements required by HUD and/or any other lenders in connection with the assumption of Assumed Liabilities by Buyer and the release of Sellers from any and all Liabilities under any and all HUD Loan Documents and other loan documents, if any, associated therewith or related thereto.

“Business” shall mean the ownership and operation of the Facilities for the Current Use.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Boston, Massachusetts.

“Cash Purchase Price” means the portion of the Purchase Price to be paid in cash at the Closing as provided in Section 3.2.

“Closing” shall mean the consummation of the transactions contemplated herein as described in Section 3.1.

“Closing Documents” means this Agreement, the Master Lease Documents, the Deeds, the Assumption Documents and each other instrument, document and agreement to be executed and delivered pursuant to the foregoing.

“Code” shall mean the Internal Revenue Code of 1986, as amended through the date hereof.

“Confidentiality Agreement” shall mean the letter agreement dated as of May 4, 2005, from UBS to, and confirmed and agreed to by, the Buyer.

“Current Use” shall mean the use, as of the date hereof, of each Facility as a nursing or assisted living facility having the number of beds indicated next to such Facility on Schedule 1 hereto, together with all normal and customary uses accessory thereto.

“Department” with respect to each Facility shall mean the Department of Public Health or similar Regulatory Authority with authority over such Facility in the state in which such Facility is located.

“Diligence Materials” shall have the meaning ascribed thereto in Section 6.6.

“Disclosure Schedule” shall have the meaning ascribed thereto in Section 10.4.

“Enforceable” shall mean, with respect to any contract or other agreement, that such contract or other agreement is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

“Environmental Claims” shall mean any and all actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, notices of Liability or potential Liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit.

“Environmental Law” shall mean any law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health or safety or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Facility” or “Facilities” shall have the meaning ascribed thereto in the preamble.

“GAAP” shall mean United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements and pronouncements of the Financial Accounting Standards Board and its committees or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Regulatory Authority.

“Hazardous Materials” shall mean (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“HUD” shall mean the U.S. Department of Housing and Urban Development.

“HUD Loan Documents” shall mean all instruments, documents, and agreements between Sellers, or any one or more of them, and HUD.

“IRS” shall mean the Internal Revenue Service of the United States of America.

“Knowledge” shall mean, with respect to the Sellers, the actual knowledge (and not implied, imputed or constructive knowledge) of Scott Schuster, Michael S. Benjamin and Robert DiFransesco (none of whom shall have any personal liability to Buyer of any kind pursuant to this Agreement or otherwise, except to the extent of any fraud or intentional misconduct), without any investigation or inquiry.

“Liability” shall mean any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Lien” shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lease, sublease, occupancy agreement, adverse claim or interest, easement, right-of-way, covenant, encroachment, burden, option, lien, right of first refusal or other similar restrictions.

“Legal Requirements” shall mean all statutes, laws, rules, regulations, orders, judgments, decrees and Permits of any Regulatory Authority, all Environmental Laws, all building, zoning, fire and safety codes, and laws imposing Taxes or other forms of payment to Regulatory Authorities.

“Lowell Investment” shall mean the sum of the following amounts as of the Closing Date: (a) the amount by which the outstanding principal balance of the construction loan from Bank of America, N.A. to Senior Residential Care/Lowell, Limited Partnership with respect to property located in Lowell, Massachusetts exceeds $1,125,000 and (b) the lesser of (i) $3,975,000 and (ii) all amounts which have been expended by any Seller in connection with the project being constructed on such property for which such Seller has not requisitioned and received funds from such bank.

“Master Lease” shall have the meaning ascribed thereto in Section 7.1(g).

“Master Lease Documents” shall mean the Master Lease, the Guaranty (as defined therein), if any, the Letter of Credit Agreement (as defined therein) and any other agreement to be delivered at Closing in connection therewith.

“Material Adverse Effect” shall mean any change in, or effect on, the Sellers or the Properties, that is materially adverse to the Properties or the consolidated results of operations or the consolidated financial condition of the Sellers, taken as a whole, except for any such changes or effects resulting from (a) changes in general economic, regulatory or political conditions or changes that affect the nursing home or assisted living business in general, (b) this Agreement or the transactions contemplated hereby or the announcement thereof, (c) military conflicts or acts of foreign or domestic terrorism, (d) the general public awareness of the transactions contemplated hereunder or the execution of this Agreement or announcement thereof (including any changes in the relationship between the Sellers and any third parties resulting therefrom), or (e) actions taken or expected to be taken by the Buyer following the Closing.

“Operating Entities” shall have the meaning ascribed thereto in the preamble.

“Ordinary Course of Business” shall mean an action taken by a Person if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Permits” shall mean all licenses, consents, approvals, permits and other authorizations, if any, issued by any Regulatory Authority with respect to the Properties.

“Permitted Encumbrances” shall mean: (a) Liens for Taxes and assessments not yet payable; (b) Liens for Taxes, assessments and charges and other claims, the validity of which are being contested in good faith; (c) the rights of patients and residents occupying the Facilities; (d) Liens associated with or securing the Assumed Liabilities; (e) provisions of existing building and zoning laws; (f) any Liens for municipal betterments assessed after the date of this Agreement; and (g) any Liens and other matters listed in the Title Commitments and Surveys as and to the extent set forth in Section 6.8.

“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Property” or “Properties” shall mean the parcel(s) of land owned by any Real Property Entity, together with all buildings, structures and improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Real Property Entity attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Real Property Entities” shall have the meaning ascribed thereto in the preamble.

“Regulatory Authority” shall mean all agencies, authorities, bodies, boards, commissions, institutions, instrumentalities, legislatures and offices of any nature whatsoever for any governing unit or political subdivision, whether foreign, federal, state, county, district, municipal, city or otherwise, and whether now or hereafter in existence.

“St. Francis Ground Lease” means that certain Ground Lease dated as of August 11, 1999, originally entered into between Saint Francis Hospital, as ground lessor, and Continental Healthcare VIII Limited Partnership, as tenant, as amended, modified or revised.

“Tax” or “Taxes” shall mean any and all taxes, levies, duties, tariffs, imposts, and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or taxing authority, shall including, without limitation: taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Tax Return” shall mean all Tax returns, Tax reports, claims for refund of Taxes, amended Tax returns and declarations of estimated Tax, or other statement relating to Taxes and any schedule or attachments to any of the foregoing filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax.

“Tenants” shall mean the tenants under the Master Lease.

“Title Company” shall mean LandAmerica National Commercial Services.

“UBS” shall have the meaning ascribed thereto in Section 4.17.

1.2. Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; (d) ”or” is not exclusive; (e) references to Articles, Sections, Schedules and Exhibits shall refer to Articles, Sections, Schedules and Exhibits of this Agreement, unless otherwise specified; (f) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof; (g) references to “best efforts” in this Agreement shall require the efforts, resources, and expense that a prudent Person desirous of achieving a commercially reasonable result and completion of this transaction would use to achieve that result within the times set forth herein or, if beyond the control of such party, within a commercially reasonable time; and (h) the word “including” shall mean including, without limitation, with regard to the items listed thereafter.

Article II

GENERAL PROVISIONS OF PURCHASE AND SALE

2.1. Purchase and Sale of Acquired Assets. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Sellers set forth below, at the Closing, the Buyer shall purchase and the Sellers shall sell to the Buyer the Acquired Assets, free and clear of all Liens (except for the Permitted Encumbrances). The term “Acquired Assets” shall mean all of the Properties and the following assets owned by the Sellers and located at or used exclusively by the Sellers in connection with the ownership of the Properties as of the Closing Date, and all of Sellers’ rights, title and interest therein and thereto, including the following:

(a) Plant, machinery, leasehold improvements, fixtures, construction in progress, parts, furniture, furnishings, office and computer equipment and other equipment and fixed assets owned by the Sellers on the Closing Date, and located in, on or about the Properties;

(b) Any and all warranties and guaranties relating or with respect to the Facilities, any components thereof and/or the Properties; and

(c) All records relating to the Properties (subject to applicable Legal Requirements and excepting therefrom records relating to Excluded Assets and the Sellers’ general ledger, Tax Returns, corporate and company charter and constating documents, minute books, books pertaining to ownership of stock and membership interests and shareholder and member agreements).

2.2 Excluded Assets. Anything contained in Section 2.1 hereof to the contrary notwithstanding, the Acquired Assets do not include any of the following (herein referred to collectively as the “Excluded Assets”):

(a) all cash and cash equivalents and similar type investments, such as certificates of deposit, treasury bills and other marketable securities, wherever and however held, including sinking funds (including those for improvements), escrow accounts (including insurance escrows) or otherwise, including those held pursuant to HUD mortgages;

(b) all accounts, notes and other receivables;

(c) all assets, books and records relating to or used in the Business and not specific to the management and maintenance of the Properties;

(d) all insurance policies maintained by Sellers and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies, except to the extent the coverage thereof remains available after the Closing for claims specific to the Acquired Assets or Assumed Liabilities or to cover counterclaims of third parties against the Sellers;

(e) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Sellers with respect to the Excluded Assets or any Liabilities which are not Assumed Liabilities;

(f) all rights, title and interest of in and to prepaid Taxes and any claims for any refund, credit, rebate or abatement with respect to Taxes for any period or portion thereof through the Closing Date, and any interest payable with respect thereto, except to the extent such amounts are reflected on the Base Balance Sheet;

(g) the names “Continental” and “Wingate” and all derivatives thereof and all of the types and items of property described in Section 2.1(f) related thereto;

(h) all security and other deposits;

(i) the assets, if any, listed on Schedule 2.2; and

(j) all other assets of Sellers not specifically set forth in Section 2.1.

2.3 Taking of Necessary Action; Further Action. Each of the parties hereto will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transaction contemplated hereunder in accordance with this Agreement as promptly as possible.

Article III

THE CLOSING

3.1 Place and Date. The closing of the sale and purchase of the Acquired Assets (the “Closing”) and the assumption of the Assumed Liabilities shall take place at 10:00 A.M. local time on the fifth Business Day following the satisfaction or waiver of the conditions referred to in Sections 7.1 and 7.2, or such other time and place upon which the parties may agree, through a so-called “New York” style escrow closing with the Title Company, whereby Sellers, Buyer and their attorneys need not be physically present at Closing and may deliver documents and proceeds to the Title Company to be exchanged, disbursed and delivered pursuant to customary escrow arrangements. The day on which the Closing actually occurs is sometimes referred to herein as the “Closing Date”.

3.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to pay to or as directed by Sellers at the Closing, an amount equal to the difference between (a) the sum of (i) $171,000,000, (ii) the Lowell Investment, (iii) the Andover Investment, (iv) an amount equal to the amounts impounded, deposited or reserved with HUD as of October 1, 2005, as set forth on Schedule 3.2 hereto, plus all similar amounts impounded, deposited or reserved thereafter pursuant to the HUD Loan Documents and (v) amounts contemplated under Section 6.12 and (b) the Assumed Liabilities (the “Cash Purchase Price”). The Cash Purchase Price shall be paid by the wire transfer of immediately available funds to such bank account or accounts as are specified by Sellers in written instructions given to Buyer prior to the Closing.

3.3 Allocation of Purchase Price. The parties agree to allocate the aggregate of the Cash Purchase Price and the Assumed Liabilities among the Acquired Assets in accordance with Schedule 3.3. All such allocations shall be binding on the parties and used by each party in preparing any filings required pursuant to Section 1060 of the Code (including IRS Form 8594) or any similar provisions of state or local law and all relevant income and franchise tax returns. Neither Buyer nor Sellers will take any position before any Tax authority or in any judicial proceeding that is inconsistent with such mutually agreed-to allocations without the prior consent of the other party. The parties shall in good faith exercise reasonable efforts to support such reported allocations in any audit proceedings initiated by any Tax Authority.

3.4 Assumption of Liabilities. At the Closing, Buyer shall assume all of the liabilities set forth on Schedule 4.19 attached hereto ( the “Assumed Liabilities”). The assumption of the Assumed Liabilities hereunder shall be pursuant to the Assumption Documents and shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Sellers and nothing herein shall prevent any party from contesting in good faith with any third party any of the Assumed Liabilities.

3.5 Instruments of Transfer and Conveyance.

(a) The conveyance of each of the Properties shall be effected by delivery of quitclaim deeds for the Properties located in Massachusetts and special warranty deeds for the

Properties located in New York running to the Buyer, free from all Liens of whatever kind except Permitted Encumbrances (together with the assignment and assumption described in Section (c), the “Deeds”).

(b) The sale of all other Acquired Assets, as herein provided, shall be effected by delivery by the Sellers at the Closing of a Bill of Sale, Assignment and Assumption Agreement, in form and substance reasonably satisfactory to the parties (the “Bill of Sale”).

(c) Conveyance of St. Francis Ground Lease shall be effected by an assignment and assumption of Ground Lease and any additional instrument necessary to convey the improvements thereon.

3.6 Ability to Clear Title . To enable the Sellers to make the conveyances as herein provided, if, on the Closing Date, any Liens remain on the Acquired Assets (except for the Permitted Encumbrances), the Sellers may, at the time of delivery of the Deeds and Bill of Sale, use the Cash Purchase Price or any portion thereof to clear the title of the Acquired Assets of any or all Liens (except for the Permitted Encumbrances), provided that all instruments so procured are recorded simultaneously with the delivery of the Deeds.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant to the Buyer, as of the date hereof and the Closing Date and except as set forth on the Disclosure Schedules [or otherwise included in the Diligence Materials], the following:

4.1 Corporate Organization.

(a) Each of the Sellers is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the state in which it is organized and has all requisite power and authority to own or lease its properties and assets and to conduct its business as now conducted, except where the failure to be in good standing would not, individually or in the aggregate either have or reasonably be expected to have a Material Adverse Effect.

(b) Copies of the certificate of incorporation and by-laws, operating agreements, partnership agreements, and certificates of formation (or comparable organizational documents, as applicable) of the Sellers, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete.

4.2 Qualification to Do Business. Each of the Sellers is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

4.3 Authority; Enforceability

(a) The execution and delivery of this Agreement and all other Closing Documents executed or to be executed by Sellers pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Sellers. This Agreement and all other Closing Documents executed or to be executed by Sellers pursuant to this Agreement have been at the time of their respective executions and deliveries, duly executed and delivered by duly authorized officers of Sellers.

(b) This Agreement constitutes the valid and legally binding obligation of Sellers, Enforceable in accordance with its terms.

4.4 No Conflict or Violation. The execution, delivery and performance by the Sellers of this Agreement and the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of their certificate of incorporation or by-laws, operating agreements, limited partnership agreement (or comparable organizational documents, as applicable), (ii) violate any order, judgment or decree of any Regulatory Authority applicable to any of the Sellers, or (iii) except as set forth on Schedule 4.4, violate, conflict with or result in a breach of or constitute (with due notice or lapse of time or both) a default, termination or create a right of termination under any contract to which any of the Sellers is a part or by which any of them are bound or to which any of the Acquired Assets are subject, or result in the acceleration of any indebtedness created thereunder or give rise to a right thereunder to require any payment to be made by any of the Sellers, or result in the creation or imposition of any Lien upon any of the Acquired Assets.

4.5 Consents and Approvals. Except as set forth on Schedule 4.5, and other filings, consents, approvals, licenses, permits and notifications as may be required as a result of the specific legal or regulatory status or business of the Sellers and/or Buyer or as a result of other facts that specifically relate to the Business and/or Buyer, to the Knowledge of the Sellers, neither the execution and delivery of this Agreement by the Sellers nor the consummation of the transactions contemplated hereby by the Sellers require any consent, waiver, approval, license, authorization or Permit of, or filing with or notification to, any Person, except for any consents or waivers the failure of which to obtain would not, individually or in the aggregate (A) materially impair the ability of the Sellers to perform their obligations under this Agreement or (B) be material to the Sellers or the Acquired Assets.

4.6 Title to Assets. Except for personal or real property subject to valid licenses or leases disclosed in the Disclosure Schedules, Sellers have good title to all tangible personal property of the Business included in the Acquired Assets. Except as set forth on Schedule 4.6 and except for personal or real property subject to valid licenses or leases, all tangible personal property of the Business included in the Acquired Assets are owned free and clear of all material liens, mortgages, pledges, charges, security interests or encumbrances except for Permitted Encumbrances.

4.7 Financial Statements. The Sellers have heretofore furnished to the Buyer copies of (a) the balance sheet (the “Base Balance Sheet”) as of July 31, 2005 (the “Balance Sheet Date”), together with the related unaudited, internal consolidated statements of income, capital and retained earnings for the seven month period then ended and (b) the audited balance sheets, together with the related statements of income and capital for the year ended December 31, 2003 (all the financial statements referred to in clauses (a) and (b) being hereinafter collectively referred to as the “Financial Statements”). Except as set forth on Schedule 4.7, the Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the unaudited interim Financial Statements do not include footnotes) and (ii) present fairly the financial position, results of operations and changes in the financial position of the Sellers as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year-end audit adjustments consistent with prior periods).

4.8 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as disclosed in Schedule 4.8, the Business has been conducted, in all material respects, in the Ordinary Course of Business. Without limiting the generality of the foregoing, since the Balance Sheet Date, no Seller has, except as set forth in Schedule 4.8 or as contemplated by this Agreement:

(a) suffered any damage, destruction or loss to any of its assets or properties which would reasonably be expected to have a Material Adverse Effect;

(b) except in the Ordinary Course of Business, created any Liens on any of its respective properties or assets (whether tangible or intangible), other than (i) Permitted Encumbrances, (ii) Liens that will be released at or prior to the Closing and (iii) Liens on assets having a value not exceeding $250,000 in the aggregate;

(c) except in the Ordinary Course of Business, sold, assigned, transferred, leased or otherwise disposed of any of its fixed assets having an aggregate net value exceeding $1,000,000;

(d) acquired (by merger, consolidation or acquisition of stock or assets) any Person;

(e) made any material change in any method of accounting or accounting practice, other than such changes required by GAAP; or

(f) entered into any agreement to take any actions specified in this Section 4.8, except for this Agreement.

4.9 Absence of Litigation. Except as set forth in Schedule 4.9, as of the date of this Agreement (a) there are no claims, actions, proceedings or investigations pending or, to the Knowledge of the Sellers, threatened against any Seller or any of the Acquired Assets, before any Regulatory Authority that are reasonably likely to have a Material Adverse Effect or that could reasonably be expected to prevent or materially delay the consummation by the Sellers of the transactions contemplated hereby and (b) neither any Seller nor any of the Acquired Assets are subject to any order, writ, judgment, injunction, decree, determination or award which would reasonably be expected to have a Material Adverse Effect.

4.10 Compliance with Laws. To the Knowledge of the Sellers, no Seller is in violation of any law, rule, regulation, order, judgment or decree applicable to them or by which any of the Acquired Assets is bound, except (a) as set forth in Schedule 4.10 or (b) where such violation would not reasonably be expected to have a Material Adverse Effect.

4.11 Taxes. Except as set forth in Schedule 4.11, (a) the Sellers have timely filed all Tax Returns required to be filed by them with respect to material Taxes for any period ending on or before the date hereof, taking into account any extension of time to file that has been granted to or obtained on behalf of the Sellers, except where the failure to file Tax Returns would not reasonably be expected to have a Material Adverse Effect; (b) all Taxes shown to be payable on such Tax returns have been paid or will be paid, except where the failure to pay any Taxes would not reasonably be expected to have a Material Adverse Effect; (c) no Seller has agreed to waive any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; and (d) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against any Seller.

4.12 Environment, Health and Safety. Except as set forth in Schedule 4.12 or except as would reasonably not be expected to have a Material Adverse Effect:

(a)	the Sellers currently hold all Permits relating to Environmental Laws necessary for the Current Use and are in compliance with the same;

(b)	the Sellers are in compliance with all applicable Environmental Laws;

(c)	there are no underground storage tanks present at the Properties, except as are in compliance with applicable Environmental Laws;

(d)	there are no unresolved, pending Environmental Claims or any Environmental Claims which, to Seller’s Knowledge, have been threatened in writing against any of them;

(e)	the Sellers have not assumed contractually or by operation of law, any liabilities or obligations under any Environmental Law;

(f)	Hazardous Materials have not been generated, transported, treated, stored, disposed of or released at any of the Properties by Sellers in violation of or in a manner or to a location that could reasonably be expected to give rise to liability under any Environmental Laws; and

(g)	there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of any Seller with respect to any property which have not been delivered to Buyer prior to the execution of this Agreement;

4.13 Accreditation. Each Facility listed on Schedule 4.13 is duly and properly accredited by the Accreditation Bodies listed on such Schedule.

4.14 Brokers. Except for UBS Securities LLC (“UBS”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers. The Sellers are solely responsible for the fees and expenses of UBS which are to be paid by the Sellers immediately prior to the Closing.

4.15 Operating Permits; Licenses

(a) Schedule 4.15 includes copies of all material Permits required from Regulatory Authorities in order for Sellers to conduct the Business for the Current Use. The Sellers have obtained all such Permits, all of which are valid and in full force and effect, and, to Sellers’ Knowledge, the Sellers are operating in compliance therewith in all material respects.

(b) The Facilities are duly licensed to operate for the Current Use by all of the Regulatory Authorities having jurisdiction, except where the failure to be so licensed would not reasonably be expected to have a Material Adverse Effect. The Sellers have not incurred or committed for expenditures requiring a certificate of need except as set forth on Schedule 4.15, and to the Knowledge of Sellers, there are no investigations, proceedings or sanctions pending or threatened before any Regulatory Authority which seek to limit, restrict, suspend, revoke or terminate any material Permits with respect to any of the Facilities or to impose any other remedy with respect to such licensure.

(c) Except as set forth on Schedule 4.15, there are no contracts or agreements with any Regulatory Authority or private entity and there are no Permits, laws or regulations which require that a percentage of beds at the Facilities be reserved for Medicaid or Medicare eligible patients or that the Facilities provide a certain amount of welfare, free or charity care or discounted or government assisted patient care.

(d) All inspection reports and surveys relating to the Facilities issued by any Regulatory Authority or Accreditation Body during the most recent licensing or accreditation period, together with any plans of correction and action thereon by the Regulatory Authority or Accreditation Body, are listed on Schedule 4.15. The Sellers have no Knowledge of the occurrence or non-occurrence of any event or circumstance since the date of the inspection reports listed in Schedule 4.15, which are of a type or condition that would have been cited or disclosed in such inspection report if they had occurred or been in existence at the time of such report(s), which individually or in the aggregate, could be or become or lead to a Material Adverse Change. Except as set forth in Schedule 4.15, there are no outstanding cited deficiencies or work orders of any Regulatory Authority or Accreditation Body requiring conformity to any applicable Legal Requirement, which have not been or will not be corrected on or prior to the Closing, except to the extent that a waiver or variance has been issued by the appropriate Regulatory Authority.

(e) Schedule 4.15 hereto contains a true and complete list of all applications pending with any Regulatory Authority with respect to each Facility, as well as copies of all waivers and variances from any Regulatory Authority applicable to the Facilities which are Known to the Sellers.

4.16 Compliance with Medicare and Medicaid Programs. Except as set forth in Schedule 4.16, the Facilities are qualified provider participants in the Medicaid program in the state in which they operate and providers in the Medicare program; and no Seller or Facility has been determined not to be in compliance in any material respect with the conditions for participation in the Medicare and Medicaid programs. Except as set forth in Schedule 4.16, the Sellers and/or the Facilities have timely filed all requisite cost reports required to be filed by them in connection with Medicare and Medicaid. Except for those reviews which are conducted by Regulatory Authorities in the Ordinary Course of Business and as set forth on Schedule 4.16, to the Sellers’ Knowledge, no validation review or program integrity review related to any Facility has been conducted by any commission, board or agency in connection with Medicare or Medicaid and no such reviews are pending against the Sellers, the Facilities or the consummation of this Agreement. To the Knowledge of Sellers, neither the Sellers nor any of their licensed Employees has been convicted of, or pled guilty or nolo contendere to any criminal offense related to any Medicare or Medicaid program while such person was an Employee of the Sellers or after the termination of such person’s employment by the Sellers for acts committed while employed by the Sellers, and, to the Knowledge of the Sellers, none of such employees has committed any offense related to any Medicare or Medicaid program for acts committed while employed by the Sellers which may serve as the basis for suspension, restriction, or exclusion of the Sellers from the Medicare and Medicaid programs. Except as set forth on Schedule 4.16, no Seller has received written notice of any proceeding, or to the Knowledge of Sellers, do they believe that any proceeding is recommended or threatened by the appropriate Regulatory Authority having jurisdiction thereof, to revoke, limit, suspend or take any adverse action against such Seller’s participation in Medicare and Medicaid programs, nor have the Sellers received written notice of any decision not to renew any provider agreement related to any Facility or any action of any other type which would have a Material Adverse Effect.

4.17 Real Property. Schedule 4.17 sets forth a description of all the Properties. Each Real Property Entity owns the Property set forth opposite its name on Schedule 4.17, free and clear of all Liens except (i) as disclosed in Schedule 4.17, (ii) for any Permitted Encumbrances and/or (iii) as disclosed in any title policies furnished to Buyer in connection with the Diligence Materials.

4.18 Assumed Liabilities. Schedule 4.18 sets forth a list of the Assumed Liabilities and sets forth for each: (i) the payee thereof (or in the case of the St. Francis Ground Lease, the Landlord thereunder), (ii) a brief description of the operative loan, lease and security documents associated therewith, as amended and in effect through the date hereof; (iii) the outstanding principal balance thereof as of a recent date, (iv) the most recent date interest thereon or lease payments thereunder has been paid; (v) the next scheduled interest payment or lease payment date thereunder and (vi) the consents needed for the assignment of such loan, lease and security documents to Buyer and the assumption by Buyer of Sellers’ obligations thereunder. No event of default has occurred under any of the above listed loan, lease or security documents.

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date:

5.1. Incorporation, Standing and Power. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it. The Buyer is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or the operation of its business makes such qualification necessary, except for such failures, which would not have a material adverse effect on the consolidated results of operations or the consolidated financial condition of the Buyer.

5.2. Authority. The Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Closing Documents by the Buyer and the consummation by the Buyer of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action on the part of Buyer and (assuming the valid authorization, execution and delivery of this Agreement by the Sellers) this Agreement and the other Closing Documents constitutes a valid and binding obligation of the Buyer Enforceable against the Buyer in accordance with its terms.

5.3 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with the Certificate of Incorporation or By-Laws of the Buyer, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Buyer or (c) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Buyer pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument relating to such assets or properties to which the Buyer is a party or by which any of such assets or properties is bound or affected, except, in the case of clause (b) or clause (c), as would not have a material adverse effect on the consolidated results of operations or the consolidated financial condition of the Buyer or reasonably be expected to prevent or materially delay the consummation by the Buyer of the transactions contemplated hereby.

5.4 Consents and Approvals. Except as set forth in Schedule 5.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Regulatory Authority or other Person, except (a) such filings as may be required in connection with the transfer Taxes described in Section 6.6, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not reasonably be expected to prevent or materially delay the consummation by the Buyer of the transactions contemplated by this Agreement and would not have a material adverse effect on the consolidated results of operations or the consolidated financial condition of the Buyer, taken as a whole, and (c) as may be necessary as a result of any facts or circumstances relating solely to the Sellers.

5.5 Absence of Litigation. There are no claims, actions, proceedings or investigations pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates or subsidiaries before any Regulatory Authority that are reasonably likely to prevent or materially delay the consummation by the Buyer of the transactions contemplated hereby.

5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

5.7 Financing. Buyer has sufficient funds available to pay the Cash Purchase Price and to otherwise purchase the Acquired Assets and consummate and carry out the transactions contemplated hereby.

Article VI

COVENANTS

6.1. Conduct of Business Prior to the Closing.

(a) Unless the Buyer otherwise agrees in writing and except as otherwise set forth in this Agreement, in the Disclosure Schedules (including Section 6.1 thereof or otherwise contemplated herein), between the date of this Agreement and the Closing Date, the Sellers will (i) conduct their business in all material respects only in the Ordinary Course of Business and (ii) use reasonable efforts to preserve in all material respects their current relationships with their respective customers, suppliers, distributors, officers and other key employees and other Persons with which the Sellers have significant business relationships.

(b) Except as expressly provided in this Agreement or the Disclosure Schedule (including Section 6.1 thereof), between the date of this Agreement and the Closing Date, no Seller will do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed):

(i) except in the Ordinary Course of Business, create any Lien on any of the Acquired Assets, other than (A) Permitted Encumbrances and (B) Liens that will be released at or prior to the Closing;

(ii) except in the Ordinary Course of Business, sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any of the fixed assets of such Seller;

(iii) acquire (by merger, consolidation, or acquisition of stock or assets) any Person;

(iv) materially change any method of accounting or accounting practice used by the Acquired Entity, other than such changes required or Permitted by GAAP;

(v) agree to take any of the actions specified in this Section 6.1(b).

6.2. Access to Information. From the date of this Agreement until the Closing, upon forty-eight (48) hours prior written notice, the Sellers shall, and shall cause their officers, employees, independent accountants and agents to, (a) afford the officers, employees and authorized agents and representatives of the Buyer reasonable access, during normal business hours, to the offices, properties, books and records of the Sellers and (b) furnish to the officers, employees and authorized agents and representatives of the Buyer such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Sellers as the Buyer may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Sellers; and provided further that the independent accountants of the Sellers shall not be obliged to make any work papers available to any Person.

6.3. Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Buyer under this Section 6.3 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

6.4 Regulatory and Other Authorizations, Consents.

(a) Each party hereto shall use its reasonable efforts to obtain all other authorizations, consents, orders and approvals of all federal, state, local and foreign Regulatory Authority and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the non-filing or non-responding party and its advisors prior to filing or responding. The parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals or the termination or expiration of required waiting periods.

(b) Each party hereto agrees to cooperate in obtaining any other consents and approvals and in providing any notifications which may be required in connection with the transactions contemplated by this Agreement.

6.5 No Additional Representations or Warranties. Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, the Properties and the Facilities and (ii) has been furnished with or given adequate access to such representatives of the Sellers, and books, records and other information about the Business as it has requested. The Buyer acknowledges that neither the Sellers nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, the Facilities, the Properties or the Business, except as expressly set forth in this Agreement and the Disclosure Schedules. The Buyer further agrees that, except to the extent of fraud or intentional misconduct, neither the Sellers nor any other person shall have, or be subject to, any Liability to either of the Buyer or any other person resulting from the distribution to, or the use by, the Buyer, any of its financiers and any of its respective directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives of any such information, including the descriptive memorandum prepared by UBS and any information, document or material made available to them in the “data room” or an internet site provided by the Sellers, management presentations or any other form in connection with the transactions contemplated by this Agreement (all of the foregoing, the “Diligence Materials”). With respect to any such projection or forecast delivered by or on behalf of Sellers to Buyer, the Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against any Seller with respect thereto.

6.6 Casualty Losses. If any casualty loss, destruction or damage should occur to any Facility prior to the Closing Date, the Sellers may elect, in their sole discretion, (i) to restore or repair such Facility to its then-current condition, all expenses for which shall be paid on or before the Closing Date, or (ii) not to restore or repair such Facility prior to the Closing Date and assign all available insurance proceeds to Buyer at Closing, and Buyer will give the Sellers a credit against the Purchase Price equal to the amount(s) of any applicable deductible under the terms of the applicable insurance policy(ies) less any amounts reasonably expended by the Sellers for any partial restoration. Anything to the contrary contained herein notwithstanding, in no event shall the occurrence of any such casualty loss, destruction or damage result in a termination of this Agreement or constitute grounds for any party hereto to terminate this Agreement, provided that if the cost to restore or repair such loss, destruction or damage shall equal or exceed twenty-five percent (25%) of the Purchase Price, either party may terminate this Agreement by notice to the other party upon which this Agreement shall terminate and no party shall have any right or claim against the other.

6.7 Condemnation. In the event that prior to Closing there shall occur a taking by condemnation or eminent domain of any of the Properties, then Sellers shall assign to Buyer at Closing all interest of Sellers in and to any condemnation proceeds that may be payable to

Sellers on account of such condemnation and thereupon Buyer shall control all negotiations and proceedings undertaken with the condemning authority with respect thereto, and Buyer shall receive a credit against the Purchase Price otherwise payable at Closing in the amount of any condemnation proceeds actually paid to Sellers with respect to the condemned property prior to Closing. Anything to the contrary contained herein notwithstanding, in no event shall the occurrence of any such taking by condemnation or eminent domain result in a termination of this Agreement or constitute grounds for any party hereto to terminate this Agreement, provided that if condemnation proceeds on account thereof shall equal or exceed twenty-five percent (25%) of the Purchase Price, either party may terminate this Agreement by notice to the other party upon which this Agreement shall terminate and no party shall have any right or claim against the other.

6.8 Inspections.

(a) Buyer shall promptly obtain, at its own cost and expense, (a) current ALTA surveys (including such Schedule A items to the ALTA Surveys as Buyer reasonably requires) of the Properties (“Surveys”), and (b) title insurance commitments (“Title Commitments”), issued by the Title Company, committing to issue to Buyer an owner’s policy of title insurance with respect to the Properties (the “Title Insurance”). Buyer shall deliver copies of the Surveys and Title Commitments (as well as any revised versions or endorsements thereto) to Sellers promptly after Buyer’s receipt of same.

(b) Subject to subsection 6.8(h) below, the Buyer shall, within forty-five (45) days after the date of this Agreement, notify Sellers in writing of any Liens or other matters reflected on the Surveys or Title Commitments which are not reasonably acceptable to Buyer (“Title Objections”). Sellers shall have a period of thirty (30) days after its receipt of notice of the Title Objections within which to notify Buyer of their election either to attempt to cure such Title Objections prior to the Closing or decline to attempt to cure such Title Objections. Sellers’ failure to give such notice on a timely basis shall be deemed its election not to attempt to cure such Title Objections. If Sellers elect not to attempt to cure such Title Objections, Buyer may, within five (5) Business Days after Sellers shall have made such election, elect to terminate this Agreement in its entirety in accordance with Article VII hereof, in which event, this Agreement will automatically terminate and neither party will have any Liability to the other. If Buyer fails to notify Sellers in writing within the time periods specified herein of any Title Objection or of its decision to terminate this Agreement, then such Title Objection shall be deemed waived and shall become a Permitted Lien hereunder. If Sellers elect to attempt to cure a Title Objection, completion of such cure shall be a condition of Buyer’s obligation to consummate the Closing pursuant to Article 7.2 hereof.

(c) Buyer may conduct or have conducted, at its own cost and expense, professional reviews with respect to the environmental and engineering and other physical and operational and use-related condition of the Facilities. Buyer shall deliver copies of any reports prepared based upon such reviews (as well as any revised versions or updates thereto) (collectively, “Reports”) to Sellers promptly after Buyer’s receipt of same.

(d) Subject to subsection 6.8(h) below, Buyer shall, within forty-five (45) days after the date of this Agreement, notify Sellers in writing of any defects in the physical and/or environmental or other condition of the Facilities or the Properties identified in any Report which, individually or in the aggregate, are not reasonably acceptable to Buyer (“Facility Defects”). Sellers shall have a period of ten (10) Business Days after their receipt of notice of the Facility Defects within which to notify Buyer of their election to either attempt to cure such Facility Defects prior to the Closing or decline to attempt to cure such Facility Defects. Sellers’ failure to give such notice on a timely basis shall be deemed its election not to attempt to cure such Facility Defects. If Sellers elect not to attempt to cure such Facility Defects, then Buyer may, within five (5) Business Days after Sellers shall have made such election, elect to terminate this Agreement in its entirety, in which event, this Agreement will automatically terminate and neither party will have any Liability to the other. If Buyer fails to notify Sellers within the time periods specified herein of any Facility Defect or of its decision to terminate this Agreement, then such Facility Defect shall not be deemed a basis upon which Buyer may refuse to consummate the Closing and Sellers shall have no Liability with respect thereto. If Sellers elect to attempt to cure a Facility Defect, completion of such cure shall be a condition of Buyer’s obligation to consummate the Closing pursuant to Section 7.2 hereof. All of the Investigations, reviews and inspections referred to in this Section 6.8 are herein called the “Inspections.”

(e) Buyer shall not permit any mechanic’s or materialmen’s Liens or any other Liens to attach to any Property by reason of the performance of any work or the purchase of any materials by Buyer or any other party in connection with any Inspections conducted by or for Buyer. Buyer shall give written notice to the Representative a reasonable time prior to entry onto any Property and shall permit Sellers to have a representative present during all Inspections conducted at the Properties. All information made available by Sellers to Buyer in accordance with this Agreement or obtained by Buyer in the course of its Inspections shall be treated as confidential information by Buyer, and, prior to the purchase of the Acquired Assets by Buyer, Buyer shall use its best efforts to prevent its consultants from divulging such information to any unrelated third parties except as reasonably necessary to third parties engaged by Buyer for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Agreement.

(f) Buyer shall indemnify, hold harmless and, if requested by Sellers (in Sellers’ sole discretion), defend (with counsel reasonably approved by Sellers) Sellers, together with Sellers’ affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives and agents (collectively, including Seller, “Sellers’ Indemnified Parties”), from and against any and all Damages arising from or related to Buyer’s or any of its consultants’ entry onto any of the Properties, and any Inspections or other matters performed by Buyer with respect to the Properties, provided that Buyer shall not be responsible to any of the Seller’s Indemnified Party for any Losses resulting from conditions existing at the Properties at the time of Inspection or to the extent arising from the gross negligence of a Seller Indemnified Party.

(g) Notwithstanding anything in this Agreement to the contrary, Sellers shall have the right, without limitation, to disapprove of any and all invasive tests (including a Phase II environmental study of any of the Properties), investigations and other such matters that in

Sellers’ reasonable judgment could result in any injury to the Properties or breach of any contract, or expose Sellers to any Losses or violation of applicable law, or otherwise materially adversely affect the Properties or Sellers’ interest therein. No consent by the Sellers to any such activity shall be deemed to constitute a waiver by Sellers or assumption of liability or risk by Sellers. Buyer hereby agrees to restore, at Buyer’s sole cost and expense, the Properties to the same condition existing immediately prior to Buyer’s exercise of its rights of Inspection. Prior to any invasive testing at any Property, Buyer shall obtain and thereafter maintain, or cause its third party consultants to obtain and maintain (a) casualty insurance and comprehensive public liability insurance with coverages (which shall name Sellers as an additional insureds thereon) of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $500,000.00 with respect to property damage, by water or otherwise, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the states in which the Properties are located. Buyer shall deliver proof of the insurance coverage required pursuant to this Section 6.10 to the Representative (in the form of a certificate of insurance) prior to Buyer’s or its consultants’ entry onto any Property.

(h) No Title Objection or Facility Defect may be based upon or include any condition, state of facts or other matter which does not or will not materially adversely affect the Properties or the use and enjoyment thereof, taken as a whole.

6.11 Public Announcements. The Sellers and the Buyer will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to the Closing without the consent of the other, except that such approval shall not be required for a public statement to the extent either party is advised by its legal counsel that such disclosure is required by applicable law.

6.12 Transfer Taxes. All transfer, documentary, sales, use, value-added, stamp, and registration Taxes, all conveyance fees, recording fees, deed stamps, deed excise and all other such Taxes and fees (including any penalties and interest) incurred in connection with any of the transactions under this Agreement shall be borne and paid by Seller, and the entire amount thereof shall be added to the Purchase Price.

6.13 Audited 2004 Financial Statements. Sellers will deliver to Buyer, on or before September 30, 2005, their audited balance sheets and income statements for the year ended December 31, 2004.

Article VII

CONDITIONS TO CLOSING

7.1. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as though made on and as of the Closing and as though the Closing Date were substituted for the date of this Agreement throughout Article V, except where the failure to be so true and correct would reasonably be expected not to have a Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by the Buyer at or prior to the Closing shall have been complied with in all material respects, except where the failure to so comply would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement; and (iii) the Sellers shall have received a certificate of the Buyer as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Buyer;

(b) No Order. No Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

(c) Consents. The Sellers shall have received all consents, authorizations, or approvals referred to on Schedule 4.5, in each case in form and substance reasonably satisfactory to the Sellers and no such consent, authorization or approval shall have been revoked.

(d) Opinion. The Buyer shall have delivered to Sellers an opinion of Buyer’s counsel that (i) the Buyer has full power and authority to execute the Closing Documents, (ii) the Closing Documents have been duly executed and delivered by the Buyer, and (iii) the Closing Documents are valid and binding obligations of the Buyer and are enforceable in accordance with their terms;

(e) Approvals. Buyer shall have received the Approvals or the waiting period therefor shall have expired;

(f) Purchase Price. The Title Company shall have delivered the Cash Purchase Price to Sellers;

(g) Master Lease. Buyer shall have executed and delivered a Master Lease, in form acceptable to Buyer and Sellers, pursuant to which Buyer or it Affiliates will lease to Sellers or their Affiliates the Properties on the terms set forth therein (the “Master Lease”); and

(h) Assumption Documents. Buyer shall have executed and delivered the Assumption Documents.

7.2. Conditions to Obligations of the Buyer . The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as though made on and as of the Closing and as though the Closing Date were substituted for the date of this Agreement throughout Article IV, except where the failure to be so true and correct would reasonably be expected not to have a Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers at or prior to the Closing shall have been complied with in all material respects, except where the failure to so comply would reasonably be expected not to have a Material Adverse Effect; and (iii) the Buyer shall have received a certificate of the Sellers as to the matters set forth in clauses (i) and (ii) above signed by Sellers;

(b) No Order. No Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

(c) Consents. The Buyer shall have received all consents, authorizations or approvals referred to on Schedule 5.4, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked; and

(d) Deliveries. The Sellers shall have delivered to Buyer or the Title Company, as applicable, each of the following:

(i)	The Deeds.

(ii)	The Bill of Sale.

(iii)	An affidavit and indemnity in the form customarily required by the Title Company for the purposes of deleting from the owner’s and lender’s title policies the standard exceptions for parties in possession and mechanics’ liens and any liens for sums owed to municipal lighting plants and water companies.

(iv)	An affidavit establishing that no Seller is a foreign person as defined in I.R.S. Code Section 1445 (and the regulations promulgated thereunder) in the form recommended by the IRS for the purpose of establishing that the withholding requirements of said Section 1445 do not apply to this transaction.

(v)	Any forms required to comply with IRS reporting requirements.

(vi)	An opinion of Sellers’ counsel that (i) the Sellers have full power and authority to execute the Closing Documents, (ii) the Closing Documents have been duly executed and delivered by the Sellers, and (iii) the Closing Documents are valid and binding obligations of the Sellers and are enforceable in accordance with their terms.

(e) Master Lease. The Tenants shall have executed and delivered the Master Lease and all documents related thereto.

(f) Assumption Documents. The Sellers shall have executed and delivered the Assumption Documents.

(g) Title Policies. The Title Company shall delivered title policies for each of the Properties

Article VIII

TERMINATION AND WAIVER

8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers and the Buyer;

(b) by either the Sellers or the Buyer, if any Regulatory Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the sale of the Acquired Assets hereunder and such order, decree, ruling or other action shall have become final and unappealable; or

(c) by either the Sellers or the Buyer, if the Closing shall not have occurred by February 28, 2006, provided, however, that the right to terminate this Agreement under this Section 8.1 shall not be available to any party if the action of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach or this Agreement.

(d) by the Sellers, in the event of a material breach by the Buyer of any representation, warranty or agreement contained herein which has not been cured or is not curable by the Closing Date; or

(e) by the Buyer, in the event of a material breach by the Sellers of any representation, warranty or agreement contained herein which has not been cured or is not curable by the Closing Date.

Time shall be of the essence in this Agreement.

8.2. Effect of Termination and Right to Proceed. In the event that this Agreement shall be terminated pursuant to Section 8.1, all further obligations of the Buyer and the Sellers under this Agreement shall terminate without further Liability on the part of any party hereto except as set forth in Section 8.1; provided, however, (i) no such termination shall relieve any party for Liability as a result of such party’s breach of any representation, warranty or covenant set forth in this Agreement or any duty or obligation relating hereto prior to such termination, and (ii) such termination shall not constitute an election of remedies and the terminating party may pursue whatever legal rights and remedies it may have at law or in equity against the breaching party by reason of such breach or non-fulfillment.

8.3. Waiver. At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

Article IX

INDEMNIFICATION

9.1 Survival. All representations and warranties made in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing Date, except that the representation and warranties contained in Sections 4.3 and 4.13 shall survive until the expiration of the applicable statutory period of limitations, whereupon they shall terminate, expire and be of no further effect. All agreements and covenants made in this Agreement shall survive the Closing in accordance with their terms. Notwithstanding the first sentence of this Section 9.1, any expiration of the survival period pursuant to such sentence shall not terminate or limit in any manner whatsoever any Liabilities either party has or may have for (i) fraud or (ii) knowing and intentional misrepresentations, knowing and intentional breaches, and knowing and intentional nonfulfillments of any agreement or covenant. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 9.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, and then only with respect to the claim specified in such notice.

9.2 Indemnification. (a) Subject to the provisions of this Article IX, effective as of the Closing, Sellers hereby indemnify Buyer from and agree to hold the Buyer harmless against any and all actual losses, liabilities, damages and out-of-pocket expenses (including reasonable legal expenses) as a result of the incurrence or payment of such losses, liabilities, damages and out-of-pocket expenses (“Damages”) which Buyer may suffer or incur insofar as such Damages arise out of or are based upon (i) any Liabilities of Sellers, other than the Assumed Liabilities and (ii) the inaccuracy of any representation or warranty, or a breach of any covenant or agreement made or to be performed by Sellers; provided that (i) Sellers shall not be liable under this Section 9.2(a) unless the Damages suffered or incurred by the Buyer in any single case, matter or instance shall exceed $100,000.00 (a “Buyer Qualifying Claim”) and the aggregate amount of Damages suffered or incurred by Buyer in relation to all Buyer Qualifying Claims exceeds $1,710,000 and then only to the extent of such excess, and (ii) Sellers’ aggregate maximum liability under this Agreement (including this Section 9.2) shall not exceed in the aggregate $17,100,000; provided, however, that Buyer shall give the Sellers written notice in respect of such claim for Damages (“Claim”) within the period specified in Section 9.3; provided, further, that if any such Claim shall have been made in writing by Buyer prior to the termination of the applicable indemnification obligation, such termination shall not affect the indemnification obligation in respect of the particular matter as to which such Claim was made, whether or not the amount of indemnification to which Buyer is entitled in respect of such matter shall have been determined prior to such termination. Notwithstanding the foregoing, the Sellers shall not be liable to the Buyer for any Damages resulting from any inaccuracy of any representation or breach of any warranty if (i) Buyer had knowledge of such inaccuracy or breach or of any condition, state of facts or other matter giving rise thereto, (ii) Buyer should have had knowledge thereof as a result of or in the course of its due diligence investigation at or prior to the Closing or (iii) the information relating thereto was available to Buyer as part of the Diligence Materials.

(b) Subject to the provisions of this Article IX, effective as of the Closing, Buyer hereby indemnifies Sellers from and agree to hold the Sellers harmless against any and Damages which Sellers may suffer or incur insofar as such Damages arise out of or are based upon the inaccuracy of any representation or warranty, or a breach of any covenant or agreement made or to be performed by Buyer; provided, however, that Sellers shall give the Buyer written notice in respect of such Claim within the period specified in Section 9.3; provided, further, that if any such Claim shall have been made in writing by Sellers prior to the termination of the applicable indemnification obligation, such termination shall not affect the indemnification obligation in respect of the particular matter as to which such Claim was made, whether or not the amount of indemnification to which Sellers are entitled in respect of such matter shall have been determined prior to such termination.

(c) To the extent that an Aggrieved Party shall receive payment under any insurance policies or from any other source on account of a Claim, the amount, if any, payable by the Indemnifying Party on account of such Claim shall be reduced by the amount of such payment actually received, or if the Aggrieved Party shall have already collected on such Claim from the Indemnifying Party, then the Aggrieved Party shall repay to the Indemnifying Party the amount of such payment actually received.

(d) To the extent that an Aggrieved Party shall receive any Tax Benefit as a result of a Claim, the amount (if any) payable by the Indemnifying Party on account of such Claim shall be reduced by the amount of such Tax Benefit. As used herein, the term “Tax Benefit” shall mean an actual reduction in Taxes payable, a refund of Taxes previously paid, the present value of any future refund, future credit, increased net operating loss, or future reduction in an otherwise required Tax payment, including in each such case any interest payable thereon. Such present value shall be computed using (i) the Tax rate applicable to the highest level of income with respect to such Tax under the applicable Tax law on the date prescribed for payment of the indemnity payment and assuming sufficient income in all applicable Tax periods to use such benefit, and (ii) the interest rate on such date imposed on corporate deficiencies paid within thirty (30) days of a notice of proposed deficiency under the Code or other applicable Tax law.

9.3 Procedure for Indemnification. The respective indemnification obligations of Sellers and Buyer pursuant to Section 9.2 hereof shall be conditioned upon compliance by Sellers and Buyer with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement:

(a) The party seeking indemnification under Section 9.2 (the “Aggrieved Party”) agrees to give prompt notice in writing to the party from whom indemnity is sought (the

“Indemnifying Party”) of the assertion of any Claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may participate in and control the defense of any third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.2 for any settlement effected without its consent of any Claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

(b) If the Indemnifying Party assumes the defense of any such Claim, action or proceeding, (a) the obligation of the Indemnifying Party as to such Claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and to holding the Aggrieved Party harmless from and against any and all losses, damages, and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment rendered in connection with such Claim, action or proceeding, and (b) the Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party (as the case may be) of a release from all liability in respect of such claim or litigation.

(c) If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, (a) the Indemnifying Party agrees to cooperate and make available to the Aggrieved Party (x) all such books and records as in the possession or control of the Indemnifying Party, and (y) such officers, employees and agents of the Indemnifying Party as are in any such case reasonably necessary and useful in connection with the defense.

9.4 Purchase Price Adjustment All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

9.5 Exclusive Remedy; Mitigation. Each of the Sellers and the Buyer hereby acknowledges and agrees that its sole and exclusive remedy with respect to any Claim for indemnification pursuant to or in connection with this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX and are in lieu of any statutory, equitable, or common law remedy any party hereto may otherwise have for any misrepresentation or breach of any warranty or covenant. The Sellers and the Buyer shall take all reasonable steps to mitigate all Damages upon and after becoming aware of any event which would reasonably be expected to give rise to any Claim. Notwithstanding anything to the contrary contained herein, Damages shall not under any circumstances include any consequential, multiple, incidental, punitive or exemplary damages.

9.6 Subrogation. To the extent that the Indemnifying Party makes or is required to make any indemnification payment to the Aggrieved Party, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Aggrieved Party or any of the Aggrieved Party ‘s Affiliates may have against any other Person with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related. The Aggrieved Party shall permit the Indemnifying Party to use the name of the Aggrieved Party and the names of the Aggrieved Party’s Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Aggrieved Party shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnifying Party to perfect or exercise the Indemnifying Party’s right of subrogation hereunder.

9.7 No Rescission. Neither Buyer nor Sellers shall be entitled to rescind the purchase of the Business and the Acquired Assets by virtue of any failure of any party’s representations and warranties herein to have been true or any breach of any party’s obligations hereunder.

9.8 Fraud. Anything to the contrary contained herein notwithstanding, the dollar limitations set forth in Section 9.2(a) above shall not be applicable to claims based on fraud.

Article X

GENERAL PROVISIONS

10.1. Notices . All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

(a)	if to the Sellers:

Senior Residential Care, Inc.

One Charles River Place

63 Kendrick Street

Needham, Ma 02494

Facsimile: (781) 707-9077

Attention: President

with copies to:

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110

Facsimile: (617) 345-1300

Attention: Jack H. Fainberg, Esq.

(b)	if to the Buyer:

Nationwide Health Properties, Inc.

610 Newport Center Drive

No.1150

Newport Beach, CA 92660

Facsimile: (949) 759-6887

Attention: President and Chief Investment Officer

with a copy to:

Sherry Meyerhoff Hanson & Crance LLP

610 Newport Center Drive

Suite 1200

Newport Beach, CA 92660

Facsimile: (949) 719-1200

Attention: Frank M. Crance, Esq. and Kevin L. Sherry, Esq.

10.2. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties hereto, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that to the extent that any party to this Agreement is advised by inside or outside counsel that it is required by law or the rules and regulations of any applicable securities exchange to make such a press release or public announcement, such party may issue such a release or make such an announcement, the contents of which shall be reasonably satisfactory to the other parties to this Agreement.

10.3. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect it in any way the meaning or interpretation of this Agreement.

10.4. Disclosure Schedules. The parties hereto agree that the schedules attached hereto (the “Disclosure Schedule”), form an integral part of this Agreement. Notwithstanding anything to the contrary contained in this Agreement or in any Section of the Disclosure Schedule, any information disclosed in any one (1) Section of the Disclosure Schedule shall be deemed to be disclosed in all of such Sections. Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Sellers in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

10.5. Disclosure Schedule Supplements. The Sellers shall have the right, after determining that any fact, circumstance, situation or development causes any of the representations and warranties set forth in Article IV to be inaccurate, to deliver to the Buyer on or prior to the Closing Date written supplements to the Disclosure Schedule disclosing the same.

Upon the receipt of any one (1) or more of such supplements, the Buyer must either (i) within five (5) Business Days following receipt and prior to the Closing Date, and without Liability to any party hereto, terminate this Agreement in accordance with Article VIII hereof if any fact, circumstance, situation or development set forth in such supplement shall constitute a Material Adverse Effect, whereupon this Agreement shall automatically terminate without Liability of any party, or (ii) complete the Closing, with the aforesaid Disclosure Schedule as supplemented, whereupon this Agreement shall automatically be deemed to be (x) properly supplemented thereby and therefor and (y) not breached by any such fact, circumstance, situation or development or correction disclosed thereby, regardless of whether or not any such fact, circumstance, situation or development constitutes a Material Adverse Effect.

10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.7 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Buyer with respect to the subject matter hereof.

10.8 Assignment. This Agreement shall not be assigned by any party without the express written consent of the other party (which consent may be granted or withheld in the sole discretion of such other party), provided, however, that Buyer shall have the right to assign title to the Acquired Assets to, or cause title to the Acquired Assets to be taken by, any directly or indirectly wholly-owned subsidiary or subsidiaries of Buyer without the prior consent of Sellers as long as Buyer remains ultimately liable for all of its obligations hereunder.

10.9 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their Permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

10.11. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, to the exclusive jurisdiction of any state or federal court sitting in The Commonwealth of Massachusetts for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner Permitted by Massachusetts law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1 shall be presumed to give actual notice.

10.12. Counterparts. This Agreement may be executed in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof.

10.14. Interpretation. When a reference is made in this Agreement to a Subsection, Section, or Schedule, such reference is to a Subsection or Section of, or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” and “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, and (iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision.

10.15. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY

CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE SELLERS THAT THIS SECTION 10.15 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE SELLERS IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.16 Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including all accounting, legal and investment banking fees and expenses, shall be paid by the party incurring such cost or expense.

10.17 Joint Effort. The preparation of this Agreement has been the joint effort of the parties, and the resulting document shall not be construed more severely against one of the parties than the other.

10.18 Waivers. No terms and provisions hereof, including, without limitation, the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy, and no custom, payment, act, knowledge, extension of time, favor or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation or liability or grant any additional right or remedy or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the party sought to be charged, expressly stating that it is, and the extent to which it is, intended to be so effective. No assent, express or implied, by either party, or waiver by either party, to or of any breach of any term or provision of this Agreement shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Buyer and Sellers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Nationwide Health Properties, Inc.

By:	/s/ Donald D. Bradley
Name:	Donald D. Bradley
Title:	Chief Investment Officer and Senior Vice President

Senior Residential Care/Worcester
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Senior Residential Care/Kingston
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Senior Residential Care/South Hadley
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Continental Healthcare I
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Continental Healthcare II
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Continental Healthcare IV
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Continental Healthcare V
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Continental Healthcare VI
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Continental Healthcare VII
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Continental Wingate VIII
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Continental Wingate IX
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Continental Wingate X
Limited Partnership

By:	/s/ Scott Schuster
Name:	Scott Schuster
Title:	President

Schedule 1

Sellers and Facilities

Facility	Real Estate Owner/Lessor	Licensee/Lessee	Licensee/Lessee/ Sub Lessor	Sub- Lessee/Operator/ Manager	Manager	Sub-Manager
Worcester Skilled Care Center	Senior Residential Care/Worcester Limited Partnership		Senior Residential Care/Worcester, Inc.	Worcester Skilled Care Center, Inc.		Senior Residential Care, Inc.

Wentworth Skilled Care Center	Senior Residential Care/Lowell Limited Partnership		Senior Residential Care/Lowell, Inc.	Lowell Skilled Care Center, Inc.		Senior Residential Care, Inc.

Sliver Lake Campus (The Inn at Silver Lake, The Skilled Care Center at Silver Lake, The Alice Pickford House)	Senior Residential Care/Kingston Limited Partnership	Senior Residential Care/Kingston, Inc.			Senior Residential Care, Inc.

Wingate at South Hadley (Meadowood)	Senior Residential Care/South Hadley Limited Partnership (pending)	Senior Residential Care/South Hadley, LLC			Senior Residential Care, Inc.

Wingate at Andover	Continental Healthcare V Limited Partnership	Wingate at Andover, Inc.			Senior Residential Care, Inc.

Wingate at Brighton	Continental Healthcare IV, Limited Partnership	Wingate at Brighton, Inc.			Senior Residential Care, Inc.

Wingate at Needham	Continental Healthcare VII Limited Partnership	Wingate at Needham, Inc.			Senior Residential Care, Inc.

Wingate at Reading	Continental Healthcare II Limited Partnership	Wingate at Reading, Inc.			Senior Residential Care, Inc.

Wingate at Sudbury	Continental Healthcare VI Limited Partnership	Wingate at Sudbury, Inc.			Senior Residential Care, Inc.

Wingate at Wilbraham	Continental Healthcare I Limited Partnership	Wingate at Wilbraham, Inc.			Senior Residential Care, Inc.

Wingate at Dutchess	Continental Wingate X Limited Partnership	Wingate of Dutchess, Inc.			Senior Residential Care, Inc.

Wingate at Ulster	Continental Wingate IX Limited Partnership	Wingate of Ulster, Inc.			Senior Residential Care, Inc.

Wingate at St. Francis	Continental Wingate VIII Limited Partnership	Wingate at St. Francis, LLC			Senior Residential Care, Inc.